UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  January 7, 2008

VERSANT CORPORATION

(Exact name of Registrant as Specified in its Charter)

California	000-28540	94-3079392
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

255 Shoreline Drive, Suite 450
Redwood City, California 94065

(Address of Principal Executive Offices, including Zip Code)

(650) 232-2400

(Registrant’s Telephone Number, including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2 below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 5.02.                  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Arrangements of Certain Officers.

(e)                                  Approval of Fiscal Year 2008 Compensation Programs for Named Executive Officers

On January 7, 2008, the Compensation Committee of the Board of Directors of Versant Corporation (“Versant”) approved compensation programs for the Company’s fiscal year ending October 31, 2008 (“Fiscal 2008”) for the Company’s executive officers Jochen Witte, Jerry Wong and Thomas Huben (Executive Vice President, Field Operations).  The principal components of these Fiscal 2008 compensation programs approved by the Compensation Committee (the “Committee”) are summarized below:

•                  Jochen Witte (Chief Executive Officer and President):  The Committee approved a Fiscal 2008 bonus program for Mr. Witte with the following principal terms:

•                  Bonus on Net Income.  Mr. Witte will be paid a bonus on Versant’s net income (determined in accordance with US generally accepted accounting principles) for Fiscal 2008, computed before deduction of this bonus (“Bonusable Income”).  This bonus will be payable at the rate of 1.26% of the first $9,500,000 of Bonusable Income and 2.52% for any Bonusable Income in excess of $9,500,000.  This bonus is payable quarterly, except for the portion of the bonus (if any) that may be payable at the 2.52% rate, which is to be paid after the public announcement of Versant’s full-year Fiscal 2008 operating results.

•                  Bonus based on Comparative Versant Stock Performance:  Mr. Witte will also be paid a bonus at the close of Fiscal 2008 if the market price of Versant common stock on the last day of Fiscal 2008 has increased over its market price at October 31, 2007 (the “2008 Rate of Increase”) by a rate in excess of the increase in the NASDAQ Composite Index (the “IXIC”) for the same time period.  If Versant’s Common Stock has a 2008 Rate of Increase that is 50% more than the increase in the IXIC for Fiscal 2008, then the bonus rate will double with respect to each percentage point by which the 2008 Increase exceeds 50% more than the increase in the IXIC.

•                  Discretionary Bonus.  In addition, Mr. Witte will be eligible to receive a discretionary bonus of up to $45,000 as determined by the Committee, based on progress in Versant’s business in Fiscal 2008.

•                  Jerry Wong (Vice President Finance, Chief Financial Officer):  The Committee approved a Fiscal 2008 bonus program for Mr. Wong with the following principal terms:

•                  Bonus on Net Income.  Mr. Wong will be paid a bonus on Versant’s net income (determined in accordance with US generally accepted accounting principles) for Fiscal 2008, computed before deduction of this bonus (“Bonusable Income”).  This bonus will be payable at the rate of 0.421% of the first $9,500,000 of Bonusable Income and 0.842% for any Bonusable Income in excess of $9,500,000.  This bonus is payable quarterly, except for the portion of the bonus (if any) that may be payable at the 0.842% rate, which is to be paid after the public announcement of Versant’s full-year Fiscal 2008 operating results.

•                  Bonus on Achievement of Operational Objectives.  Mr. Wong will also be eligible to earn a bonus of $40,000 by achieving certain operational objectives in Fiscal 2008 determined by Versant’s Chief Executive Officer.

•                  Thomas Huben (Executive Vice President, Field Operations):  The Committee approved a Fiscal 2008 bonus program for Mr. Huben with the following principal terms:

•                  Bonus on Revenue.  Mr. Huben will be paid a bonus determined as a percentage of Versant’s revenue for Fiscal 2008, as determined in accordance with generally accepted accounting principles and publicly reported by Versant.  This bonus will be paid at the rate of 0.0046 Euros per each USD$1.00 of Versant revenue for up to the first $24.0 million of Fiscal 2008 revenue; and will be paid at the rate of 5% of revenue in excess of target revenue of $24.0 million.  For purposes of this bonus the Versant Board retains the ability to adjust the revenue amounts to reflect certain currency exchange rate fluctuations outside a predetermined range.

•                  Bonus on Operating Income.  Mr. Huben will also be paid a bonus on Versant’s net income from operations in Fiscal 2008 determined in accordance with generally accepted accounting principles as publicly reported by Versant in Fiscal 2008 (“Operating Income”) at the rate of is 0.00632 Euros per USD$1.00 of Fiscal 2008 Operating Income.

•                  Discretionary Bonus. Mr. Huben is also eligible to receive a discretionary bonus as determined by the Committee based on progress achieved in obtaining customers in a certain industry segment.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VERSANT CORPORATION

Date: January 8, 2008	By: /s/ Jerry Wong
Jerry Wong, Chief Financial Officer